Exhibit 99.4

[Letterhead of Baird]

CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED

Robert W. Baird & Co. Incorporated (“Baird”) hereby consents to the inclusion in the joint proxy statement/prospectus relating to the proposed merger of Apple REIT Ten, Inc. with and into a direct wholly owned subsidiary of Apple Hospitality REIT, Inc., which forms a part of this Registration Statement on Form S-4 of Apple Hospitality REIT Inc. (the “Registration Statement”), of its opinion letter, dated April 13, 2016, to the Board of Directors of Apple Hospitality REIT, Inc., as an Annex thereto, and to the references made to such opinion and Baird in the sections of such joint proxy statement/prospectus entitled “Summary—Opinions of Financial Advisors—Opinion of Apple Hospitality’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Apple Hospitality Board and its Reasons for the Merger” and “The Merger—Opinion of Apple Hospitality’s Financial Advisor.”  In giving such consent, we do not thereby admit that we are experts within the respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ROBERT W. BAIRD & CO. INCORPORATED

By:/s/ Steven H. Goldberg

Its: Managing Director

      May 24, 2016